EXHIBIT 10.14

AGREEMENT

THIS AGREEMENT ("Agreement"), is made this 6th day of September, 2013, by and between SCRIPSAMERICA, INC. ("Scrips") on the one hand and MARLEX PHARMACEUTICALS, INC. ("Marlex"), SARAV A. PATEL, and SAMIR PATEL (together, the "Patels") on the other.

WHEREAS, beginning in 2010, Scrips and Marlex began to work together on various projects within the pharmaceutical industry under various written and oral arrangements.

WHEREAS, various disputes have arisen between the parties, which disputes the parties desire to resolve by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          McKesson. Marlex acknowledges as an obligation and shall pay Nine Thousand Four Hundred Forty Dollars ($9,440.00) to Scrips. Beyond that, Scrips relinquishes any other claim against Marlex with respect to proceeds from sales to McKesson Corporation by Marlex.

2.          DLA. Scrips and Marlex entered into a Joint Operating Agreement, effective May, 2012. The Joint Operating Agreement is hereby superseded as set forth herein. Marlex shall pay to Scrips:

(a)          the sum of Two Hundred Fifty Thousand Seven Hundred Twelve Dollars ($250,712.00);

(b)          the sum of One Hundred Forty-Eight Thousand Dollars ($148,000);

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(c) monthly payments equal to the sum of One Thousand Four Hundred Eighty Dollars ($1480.00) commencing September 30, 2013 for interest until 30,300 additional bottles are sold;

(d) the sum of Eight Dollars ($8.00) which represents 40% of the Royalty of Twenty ($20.00) as a royalty payment for each bottle sold to the DLA between the date of the Agreement and when 30,300 additional bottles have been sold;

(e) the sum equal to 40% of the profit on shipments to the DLA (net of costs of goods, which is Four Hundred Eighty Dollars ($480.00) per bottle, net of monthly Interest, which is Three Thousand Seven Hundred Dollars ($3,700.00), net of Royalties which is Twenty Dollars ($20.00) per bottle, and net of Development 72 LLC Fees) between the date of the Agreement and when 30,300 additional bottles are sold; and

(f) interest at the actual rate charged by Development 72 LLC (but no more than 0.6% per full or partial 10 days increments for outstanding funds provided by Development 72 LLC to Marlex (through Scrips) will be reduced by Scrips to Marlex the amount of Sixty Thousand Six Hundred ($60,600) Interest. Scrips will pay Development 72 LLC in monthly payments of Four Thousand Forty Dollars ($4,040.00) Interest between the date of this Agreement and when 30,300 additional bottles are sold. Marlex will not be liable for the Sixty Thousand Six Hundred ($60,600) Interest.

3.          Payment terms. The sums set forth in paras. 1 and 2(a) and (b) shall be paid, commencing September 30,2013, in fifteen monthly payments of Twenty-Seven Thousand Two Hundred Ten Dollars and Thirty Three Cents ($27,210.33).

4.          RapiMed. Marlex and the Patels hereby acknowledge that the tooling for the production and packaging of a rapid melt pharmaceutical, presently located at Capricorn Pharma in Frederick, Maryland, was paid for by Scrips and owned by Scrips and that Marlex has no claim with respect to it. Marlex will sign the Jetter attached as Exhibit A hereto with respect to that acknowledgment. Beyond that, Scrips and Marlex relinquish any other claim against either has against the other regarding the RapiMed products.

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5.          Scrips stock. The Patels received shares of Scrips stock under consulting agreements. Within seven (7) days of the execution of this Agreement, the Patels shall deliver to the transfer agent, aide Monmouth:

(a)          Certificate No. 1197, for 500,000 shares, for cancellation, with no further obligation either to Marlex or the Patels with respect thereto; and

(b)          Certificate No. 1196, for 400,000 shares, to be held in safekeeping and for recourse in the event the payment obligations in paras. 1, 2 and 3 are not met. Commencing September 30, 2013, 27,000 shares for 14 months and 22,000 the 15th month shall, via DWAC, be sent monthly to an account designated by Sarav or Samir Patel, which will be immediately free-trading shares without any restrictions.

6.          Mutual release. Other than the obligations set forth herein, Scrips on the one hand and Marlex and the Patels on the other hand, hereby release, acquit and forever discharge each other and their respective affiliates and representatives from, and relinquish, any and all past, present and future claims, demands, actions and causes of action relating to or in any way connected with the joint business efforts and arrangements of the parties, the Patels’ service as independent consultants to Scrips, and a contemplated business combination between Scrips and Marlex.

7.          Confidentiality and non-disparagement. Each party warrants that it shall not disclose, disseminate and/or publicize, or cause or authorize to be disclosed, disseminated or publicized, the existence, nature, extent, scope or amount of this Agreement or the terms hereof to any person, bank or corporation, association, governmental agency or other legal entity without the consent of the other parties hereto, except to its legal counsel, accountants, auditors, tax preparers, the IRS or state taxing authority, its Board of Directors, the Security Exchange Commission in required filings, or a prospective purchaser of some or all of a party's business, or as may be required by a court order. If this Agreement is responsive to a document request or a subpoena from a third party, the party that has received the request shall refuse to produce the Agreement absent a court order requiring same. If a third party brings a motion to compel production of this Agreement, the party against whom the motion is directed shall: (i) give prompt written notice to the other parties to this Agreement, so that such other parties may seek to intervene in the motion, and (ii) use reasonable efforts to resist such a motion. Specifically, and without limiting the generality of this paragraph, the parties agree not to issue any press releases or make any comment to the media, on any Internet blog, on any website, or in any similar forum, regarding the this Agreement. For the sake of clarity and not in diminution of the broad confidentiality intended by this paragraph, the parties agree that they will not disparage or demean any of the other parties or their employees, officers, directors, agents, representatives, or attorneys.

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9.          Entire understanding. This Agreement states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and written communications, writings and agreements with respect to the subject matter hereto by and between the parties..

10.          Counterparts. This Agreement may be executed with facsimile signatures, in any number of counterparts, each of which when so executed and delivered shall be deemed an original hereof, but all of which together shall constitute one and the same instrument.

11.          Controlling law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

12.          Attorneys' fees; enforcement. Should it become necessary to initiate litigation to enforce this Agreement, the prevailing party, in addition to all other relief, shall be entitled to his or its actual attorneys' fees and costs of suit incurred in connection therewith. Further, if Scrips seeks to enforce the payment obligations in this Agreement, it shall have recourse to those remaining shares then held by the transfer agent, Olde Monmouth, following letter notification (copied to Marlex and the Patels) which shall be sufficient to suspend the monthly transfer program set forth in para. 5 above. If Scrips seeks to suspend any shares pursuant to this paragraph, but ultimately is not the prevailing party, Scrips shall be liable to Marlex and the Patels for the difference between the highest closing price during the suspended period and the closing price on the day that the suspension is lifted for each of the shares covered by the suspension.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have executed this Agreement.

SCRIPSAMERICA, INC.		MARLEX PHARMACEUTICALS, INC.

By:	/s/ Robert Schneiderman	By:	/s/ Sarav A. Patel
	Robert Schneiderman, President		Sarav A. Patel, President

/s/ Sarav A. Patel
Sarav A. Patel

/s/ Samir Patel
Samir Patel

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